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                                                             Exhibit 99.CODE ETH

N-CSR EXHIBIT FOR ITEM 10(a): CODE OF ETHICS


               LEHMAN BROTHERS/FIRST TRUST INCOME OPPORTUNITY FUND

                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS

I.      COVERED OFFICERS/PURPOSE OF THE CODE

        The code of ethics (this "Code") for Lehman Brothers/First Trust Income Opportunity Fund (the "Fund") applies to the Fund's principal executive officer and principal financial and accounting officer (the "Covered Officers," each of whom is set forth in Exhibit A) for the purpose of promoting:

  - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  - full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Fund;

  -  compliance with applicable laws and governmental rules and regulations;

  - the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

  -  accountability for adherence to the Code.

     Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

        OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interests interfere with the interests of, or his service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Fund.

        Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended ("Investment Company Act") and the Investment Advisers Act of 1940, as amended ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as "affiliated persons" of the Fund. The compliance programs and procedures of the Fund or the Fund's investment adviser or sub-adviser (the "investment adviser") are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code. Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Fund and the investment adviser or a third party service provider of which a Covered Officer is also an officer or employee. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund and/or for the investment adviser or a third party service provider) be involved in establishing policies and implementing decisions that will have different effects on the investment adviser or a third party service provider and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the investment adviser or a third party service provider and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. The foregoing activities, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, will be deemed to have been handled ethically.

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        Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The overarching principle with respect to all conflicts of interest covered by this Code is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

     Each Covered Officer must:

     - not use personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

     - not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund;

     - report at least annually any affiliations or other relationships that could potentially present a conflict of interest with the Fund.

III.    DISCLOSURE AND COMPLIANCE

   - Each Covered Officer shall become familiar with the disclosure requirements generally applicable to the Fund;

   - each Covered Officer shall not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund's management, and auditors, and to governmental regulators and self-regulatory organizations;

   - each Covered Officer may, to the extent appropriate within the Covered Officer's area of responsibility and to the extent deemed necessary in the sole discretion of the Covered Officer, consult with other officers and employees of the Fund and the investment adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

   - each Covered Officer should seek to promote the Fund's compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV. REPORTING AND ACCOUNTABILITY

   Each Covered Officer must:

- upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to Chamaine Williams or such other person designated by the Secretary of the Fund (the "Compliance Officer") that the Covered Officer has received, read and understands this Code;

- annually thereafter affirm to the Compliance Officer that the Covered Officer has complied with the requirements of this Code;

- not retaliate against any other Covered Officer or any employee of the Fund or its affiliated persons for reports of potential violations of this Code that are made in good faith; and

- notify the Compliance Officer promptly if the Covered Officer knows of any violation of this Code. Failure to do so is itself a violation of this Code.

        The Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The Compliance Officer is authorized to consult, as appropriate, with counsel to the Fund, and is encouraged to do so. However, any approvals or

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waivers(1) must be considered by the trustees of the Fund who are not
"interested persons," as defined by Section 2(a)(19) of the Investment Company Act, of the Fund (the "Independent Trustees").

        The Fund will follow these procedures in investigating and enforcing this Code:

     - The Compliance Officer will endeavor to take all appropriate action to investigate any reported potential violations reported to him;

     - if, after such investigation, the Compliance Officer believes that no violation has occurred, the Compliance Officer is not required to take any further action;

     - any matter that the Compliance Officer believes is a violation will be reported to the Independent Trustees;

     - if the Independent Trustees concur that a violation has occurred, the Compliance Officer will inform and make a recommendation to the Fund's board of trustees (the "Board"), which will consider appropriate action, which may include a review of, and appropriate modifications to, applicable Fund policies and procedures; notification to appropriate personnel of the investment adviser or other relevant service provider; or a recommendation to dismiss the Covered Officer; and

     - any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.      OTHER POLICIES AND PROCEDURES

   This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, investment adviser, principal underwriter or service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Fund's and the investment adviser's and the principal underwriter's codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.     AMENDMENTS

   Amendments to this Code may be made from time to time, as deemed appropriate by the Compliance Officer. The Board shall be informed of any such amendment to the extent deemed material by the Compliance Officer.

VII.    CONFIDENTIALITY

   All reports and records relating to the Fund prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the investment adviser, Board, and counsel to the Fund.

VIII.   INTERNAL USE

   The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion.


----------
(1) For this purpose, the term "waiver" includes the approval by the Fund of a material departure from a provision of this Code or the Fund's failure to take action within a reasonable period of time regarding a material departure from a provision of this Code that has been made known to the Fund's management.

                                        7
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Date: November 18, 2003


                                    EXHIBIT A

PERSONS COVERED BY THIS CODE OF ETHICS

                             Bradley Tank, President
                           Edward S. Grieb, Treasurer

                                        8

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N-CSR EXHIBIT FOR ITEM 10(b): REGISTRANT'S PROXY VOTING PROCEDURES AND
GUIDELINES

LINCOLN CAPITAL FIXED INCOME MANAGEMENT COMPANY, LLC

                              PROXY VOTING POLICIES

Lincoln Capital Fixed Income Management Company, LLC (Lincoln Capital) is aware and compliant with SEC Rule 206(4)-6 regarding proxy voting and disclosure and Rule 204-2 pertaining to books and records. Therefore, Lincoln Capital shall vote corporate governance proposals in a manner that promotes clear responsibility of management and boards to the long run interests of shareholders. Lincoln Capital shall be diligent, independent and consider the best interest of our clients in arriving at proxy voting decisions.

Upon a client's request, Lincoln Capital will disclose how the client's proxies were voted. Clients can send their requests via e-mail to Csedlak@Lincap.com.

                             PROXY VOTING PROCEDURES

Ann Benjamin, a Managing Director, or a designee, is responsible for Lincoln Capital's proxy votes and guidelines for high yield products. The Security Control unit within the Portfolio Management Information Department has administrative responsibility.

Guidelines have been established to apply to the most frequently appearing proxy proposals. Proxy proposals for shares in closed-end funds are excepted from the guidelines, and voting decisions relating to such proposals will be determined on a case-by-case basis. Where specific guidelines don't apply, the general principles of the Proxy Voting Policies are used. Specific fact situations might warrant departure from the guidelines. Proxies are voted after review of relevant materials (annual report, SEC filings -10K, and votes registered from the prior year) in accordance with these guidelines. The voting rights of securities that are on loan are determined at the time of signing the loan agreement between our clients and their custodian banks; usually the securities on loan do not allow Lincoln Capital the voting rights.

Administratively, Lincoln Capital utilizes paper ballots. Paper ballots are received via the United States Postal System and holdings for all clients as of record date are obtained from the accounting system (Portia). The ballots' shares and Lincoln Capital's holdings are verified. If there are discrepancies between the ballot shares and Lincoln Capital's holdings, the custodian is contacted for resolution. Proxies are voted by choosing the appropriate vote selection and the signing of the paper ballots. The signed proxies are mailed in the provided pre-addressed envelope.

In rare instances where ballot shares have not been received from all custodians within two weeks of the meeting date, Lincoln Capital contacts the custodian. The custodian will follow up with a faxed copy of the paper ballot. If a copy of the ballot is faxed, Lincoln Capital returns (via fax or by mail) the proxy with voting instructions to the custodian.

After all proxies are voted, the Portfolio Management Information Department of Lincoln Capital keeps a copy of the signed ballot as record of the security, meeting date, proposals, and how we voted for each client. Records are maintained in the Portfolio Management Information Department of Lincoln Capital office for five years; after that time the records can be moved to an off-site facility.

The guidelines are designed to eliminate the influence of any conflicts of interest on Lincoln Capital's proxy voting decisions. Although Lincoln Capital does not foresee any material conflicts of interest arising, in the event a material conflict of interest does arise, the facts and circumstances of the conflict would be discussed with Lori Loftus, the Compliance Manager, prior to voting. Lori Loftus and Ann Benjamin will decide if the conflict can be resolved or avoided by applying the guidelines. If the conflict cannot be resolved or avoided by applying the guidelines, Lincoln Capital may rely on the advice of an independent third party to determine how to vote the proxy.


Original Date:January 31, 2003
Revised Date: June 30, 2003
Revised Date: July 23, 2003

                                        9
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LINCOLN CAPITAL FIXED INCOME MANAGEMENT PROXY GUIDELINES

BOARD RELATED ISSUES                                               June 23, 2003

   SUBJECT                          VOTE                   JUSTIFICATION
------------------------------------------------------------------------------------------------------------------------------------
Election of directors               For, w/ caveat         Ownership of the stock typically means support of Directors, unless there is an issue of independence or performance.

Classification of directors         Against                The idea, in theory, is to provide stability. However, in practice boards have demonstrated considerable continuity because the majority of votes are for management's slate.

Declassification of Board           For

Annual Election of directors        For                    Directors should be held accountable to shareholders on an annual basis.

Director removal only for cause     Against                Shareholders should not need cause to remove a director. As owners of the corporation, shareholders should have the right to remove directors as they see fit.

Require a majority of independent   For                    The presence of independent directors allows the board to be more
directors                                                  objective in its decisions regarding business operations and top management.

Increase in size of the board       Against                The greater number of directors, the less the accountability. However, it
                                    w/caveat               may be a good idea if management can show a compelling need (e.g. needed expertise) for additional members.

Indemnification and liability       For                    Such protection is necessary to attract and retain w/caveat competent
protection for directors                                   individuals to sit on boards for normal renumeration. Companies need to protect their directors as long as they act in the best interest of their shareholders. However, if directors seriously breech their fiduciary duty, they should not be protected.

Advisory committees                 Against                The board already has a fiduciary duty to represent all shareholders and is accountable to them by law. It often is not necessary for a corporation to bear the additional expense of an advisory committee.

                                       10
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
   SUBJECT                          VOTE                   JUSTIFICATION
------------------------------------------------------------------------------------------------------------------------------------
Grant Stock to Non-Employee         Against, w/            We would vote against a management proposal to grant stock to
Directors (added 1996 proxy         caveat                 non-employee directors except in cases where grant would replace a fee.
season)

Separation of CEO and Chairman      For                    Although not required this is generally a good governance model.

                                       11
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EMPLOYEE COMPENSATION

   SUBJECT                          VOTE                   JUSTIFICATION
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Ownership Plan       Case by                In general, it is a good idea to support option plans which provide
                                     Case                  incentive to directors, managers and other employees by aligning their economic interest with those of the shareholders while limiting the transfer of wealth out of the company. However, a vote for a specific plan should be decided by weighing a number of factors:

                                                                 -    the number and structure of other plans the company currently has in place

                                                                 -    the potential dilution percentage of the proposed plan, (in conjunction with other plans in place)

                                                                 -    the degree of power the board has to choose a plan among
                                                                      several options, (those proposals allowing the board to chose between five or more options should rarely be approved)

                                                                 -    who will administer the plan, (it should be administered by a committee of outside directors who are ineligible to receive benefits from the plan)

                                                                 -    the percentage of the company already owned by insiders

                                       12
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
   SUBJECT                          VOTE                   JUSTIFICATION
------------------------------------------------------------------------------------------------------------------------------------
     COMPENSATION CAPS OR           For                    Consideration should be given to withholding votes from, or voting
     RESTRAINTS                     (by situation)         against, directors who support excessive compensation or compensation arrangements that are not in the interest of shareholders.

Minimum share ownership to be a     Against
director

Stock Options & Incentive Comp

  -  pricing at fair market value   For
     and expire with 5 years

  -  repricing options to a lower   Against
     price

  -  option plan dilution greater   Against
     than 5%

  -  restricted stock should vest   For
     over a  specified time
     (greater than 1 year)

  -  interest free or low interest  Against
     loans

  -  reload options                 Against

  -  options for directors          Against

MANAGEMENT ENTRENCHMENT

   SUBJECT                          VOTE                   JUSTIFICATION
------------------------------------------------------------------------------------------------------------------------------------
Increase in authorized shares of    For                    Vote for an increase in authorized shares of common stock if:
common stock                        w/caveat

                                                                 -    management has already issued most of the authorized shares

                                                                 -    the increase is reasonable

                                                                 -    past history suggests a prudent issuance

                                                                 -    shares are needed for a stock split or dividend

                                                                 -    management presents a specific and acceptable reason for the increase.

                                                           Otherwise, vote no.

Targeted share placement            Against                Targeted share placements dilute ownership and voting rights, entrench current management, and are anti-takeover in nature.

Dual Class Stock                    Against                The new class of stock may dilute our ownership, make the company less attractive as a takeover target, entrench incumbent directors or management, and discourage both merger proposals and proxy contests.

Authorize or increase a class of    Against                Available academic evidence indicates that shareholder value is decreased
preferred  stock                                           when blank-check preferred stock is authorized.

Share repurchase                    For                    The share repurchase process increases our ownership percentage and raises the equilibrium price by decreasing the supply.

Appointment of auditors             For                    Vote for the recommended auditor unless the auditor has become complacent
                                    w/caveat               or has questionable independence.

                                       14
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SHAREHOLDER RIGHTS

   SUBJECT                          VOTE                   JUSTIFICATION
------------------------------------------------------------------------------------------------------------------------------------
Elimination of preemptive rights    For                    These rights give current shareholders the right to maintain their current ownership percentage through any subsequent equity offerings.
                                                           These provisions are no longer common in the U.S., and can restrict management's ability to raise new capital.

Eliminate shareholders right to     Against                These proposals limit shareholder rights, and are anti-takeover in
call a special meeting.                                    nature.

Prohibit shareholder action         Against                These proposals limit shareholders rights.
outside meetings

Voting confidentiality              For                    These proposals are often introduced by shareholders as a means of
                                    w/caveat               reducing management pressure on shareholders regarding their vote on proxy issues. We support the suspension of confidential voting during proxy contest since dissidents have access to the information and we do not wish to put management at an unfair disadvantage.

Cumulative voting                   Against                Cumulative voting permits access to the board by special interest groups.

Company submission of poison pill   For                    Management rarely submits its defense mechanisms to shareholders
and defense mechanisms for                                 voluntarily so shareholders should vote for authority to ratify such
shareholder ratification                                   plans when proposed by other shareholders.

                                       15
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ANTI-TAKEOVER

   SUBJECT                          VOTE                   JUSTIFICATION
------------------------------------------------------------------------------------------------------------------------------------
Anti-Greenmail provisions           For                    The only one who reaps any benefit from greenmail is the greenmailer.
                                                           Shareholders are always harmed.

Reincorporation                     For                    Vote in favor of reincorporation proposals if there are legitimate
                                    w/caveat               business reasons for the move. If a corporation is simply attempting to move in order to subject itself to more stringent anti-takeover laws, then vote against it.

Require more than simple majority   Against                These proposals limit shareholder rights.
vote to  amend or repeal by-laws
or remove directors

Blank check preferred               Against                These proposals are for the authorization of shares for which voting rights are not established in advance. Instead, voting rights are established at the discretion of the board of directors when the shares are issued. This gives the board the ability to place a block of stock with an investor sympathetic to management, thereby foiling a takeover bid without a shareholder vote. This proposal is a transfer of authority from shareholders to the board, and a possible entrenchment device.

Stockholder provision               Against                These proposals introduce the concept that the board may consider the interest of constituents other than shareholders in the evaluation of takeover offers. This concept is inconsistent with public ownership of corporations.

Poison pill plans                   Against                Poison pill plans are the most effective anti-takeover weapon available to management. Shareholder value declines upon the adoption of a these plans.

Supermajority vote                  Against                Requiring a high majority vote (i.e. 80%) for corporate charter and by-law amendments relating to term of office, election or removal of directors. Requiring a supermajority vote to convene meetings is an anti-takeover measure.

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SOCIAL ISSUES

Most social issues are handled on a case-by-case basis. Unique social, environmental, and political issues are decided on the merits of the specific proposal. Therefore, it has not been Lincoln's policy to recommend, generalguidelines to cover such issues.

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